                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 333-46930



                            PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED MAY 17, 2001)

           GOALs(+)(SM)

                       EQUITY LINKED NOTES

        UBS AG $19,500,000
        12% GOALs(+) LINKED TO THE COMMON STOCK OF WORLDCOM, INC.
        DUE JANUARY 24, 2003

           Issuer:                        UBS AG
           Linked Security:               WorldCom, Inc. common stock ("WorldCom Shares")
           Maturity Date:                 January 24, 2003
           Coupon:                        12% per annum, payable semi-annually.
           Initial Price:                 $13.15, subject to adjustments.
           Protection Price:              $10.52, subject to adjustments (20% below the initial
                                          price).
           Payment at Maturity:           We will pay you in cash 100% of the principal amount of your
                                          GOALs(+) if:
                                          -   WorldCom Shares NEVER close below the protection price
                                          prior to the final valuation date;
                                          OR
                                          -   WorldCom Shares close below the protection price prior
                                          to the final valuation date, but close on the final
                                              valuation date at or above the initial price.
                                          We will deliver a fixed number of WorldCom Shares to you
                                          with a market value less than 100% of the principal amount of your GOALs(+) if:
                                          -   WorldCom Shares close below the protection price prior
                                          to the final valuation date;
                                          AND
                                          -   WorldCom Shares close on the final valuation date below
                                          the initial price.
                                          The market value of WorldCom Shares you receive will reflect the full decline of WorldCom Shares from the initial price to the closing price on the final valuation date.
                                          WorldCom Shares will be deemed by the calculation agent to have closed below the protection price if WorldCom Shares
                                          close below the protection price on two consecutive trading days on the Nasdaq National Market System prior to the final valuation date. We describe this in greater detail on page
                                          S-20.
           Listing:                       GOALs(+) have been approved for listing on the American
                                          Stock Exchange under the symbol "GPL.D."
           Booking Branch:                UBS AG, Jersey Branch

        SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR RISKS RELATED TO AN INVESTMENT IN GOALS(+).

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        GOALs(+) are not deposit liabilities of UBS AG and are not FDIC insured.

                                                            Underwriting    Proceeds to
                                         Price to Public      Discount        UBS AG
           Per GOALs(+)                      100%               2%              98%
           Total                           $19,500,000        $390,000      $19,110,000

        UBS WARBURG            UBS PAINEWEBBER INC.

        Prospectus Supplement dated January 17, 2002              [UBS LOGO]

Prospectus Supplement Summary

The following is a summary of terms of GOALs(+), as well as a discussion of things you should consider before purchasing GOALs(+). The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

This section summarizes the following aspects of GOALs(+):

+  WHAT are they and HOW do they work?

+  What are the FEATURES of this investment?

+  What are some of the RISKS?

+  IS THIS THE RIGHT INVESTMENT FOR YOU?

+  What are the TAX consequences?

+  EXAMPLES

WHAT ARE GOALs(+) AND HOW DO THEY WORK?

+  GOALs(+) are equity linked notes issued by UBS AG.

+ GOALs(+) pay a coupon that may be higher than the coupon you would receive on fixed income securities with comparable maturities issued by companies with comparable credit ratings. In exchange for this coupon, you should be prepared to accept the risk that you may not receive 100% of the principal amount of your GOALs(+) at maturity.

     -- You will receive a coupon semi-annually regardless of how WorldCom Shares perform.

     -- The coupon was set on the trade date (January 17, 2002) at 12% per annum, payable semi-annually.

+ THE AMOUNT WE PAY YOU AT MATURITY is linked to the performance of WorldCom Shares and we will pay you in one of two possible forms:

     1. WE WILL PAY YOU IN CASH 100% OF THE PRINCIPAL AMOUNT OF YOUR GOALs(+),
IF:

         -- WorldCom Shares never close below the protection price prior to the final valuation date;

                                       OR

         -- WorldCom Shares close below the protection price prior to the final valuation date, but close on the final valuation date at or above the initial price.

     2. WE WILL DELIVER A FIXED NUMBER OF WORLDCOM SHARES TO YOU WITH A MARKET VALUE LESS THAN 100% OF THE PRINCIPAL AMOUNT OF YOUR GOALs(+), IF:

         -- WorldCom Shares close below the protection price prior to the final valuation date;

                                      AND

         -- WorldCom Shares close on the final valuation date below the initial price.

             THE NUMBER OF WORLDCOM SHARES (76.0456) YOU WILL RECEIVE FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR GOALS(+) WAS CALCULATED BY THE CALCULATION AGENT ON THE TRADE DATE BY DIVIDING $1,000 BY THE INITIAL PRICE PER WORLDCOM SHARE OF $13.15 (SUBJECT TO ANTIDILUTION ADJUSTMENTS). FRACTIONAL SHARES WILL BE PAID IN CASH. WORLDCOM SHARES DELIVERED TO YOU WILL HAVE A MARKET VALUE LESS THAN 100% OF THE PRINCIPAL AMOUNT OF YOUR GOALS(+). YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL.

     We will measure the performance of WorldCom Shares from the closing price on the trade date to the closing price on the final valuation date. The final valuation date will be three business days before the maturity date. WorldCom Shares will be deemed by the calculation agent to have closed below the protection price if WorldCom Shares close below the protection price on two consecutive trading days on the Nasdaq National Market System prior to the final valuation date. See "Specific Terms of GOALs(+)--Calculation Agent Determination of Closings Below the Protection Price" on page S-20.

SEE "EXAMPLES" ON PAGE S-4, "RETURN PROFILE AT MATURITY" ON PAGE S-14 AND "SPECIFIC TERMS OF GOALS(+)" ON PAGE S-19.

The initial price, protection price and number of WorldCom Shares potentially paid at maturity are subject to antidilution adjustments. For more information, see "Specific Terms of GOALs(+)--Antidilution Adjustments" on page S-22.

WHAT ARE THE FEATURES OF GOALs(+)?

+ ENHANCED COUPON--GOALs(+) pay you a coupon that may be higher than you would generally receive on fixed income securities with a comparable maturity issued by a company with a comparable credit rating.

+ ENHANCED POTENTIAL RETURN--Because GOALs(+) pay you a coupon, GOALs(+) offer you higher returns than a direct investment in WorldCom Shares if the market price of WorldCom Shares declines or does not increase from the initial price by more than the coupon.

+ LIMITED PRINCIPAL PROTECTION--If WorldCom Shares never close below the protection price prior to the final valuation date or if WorldCom Shares close below the protection price prior to the final valuation date but close on the final valuation date at or above the initial price, we will pay you at maturity 100% of the principal amount of your GOALs(+).

+ EXCHANGE LISTING--GOALs(+) have been approved for listing on the American Stock Exchange under the symbol "GPL.D."

WHAT ARE SOME OF THE RISKS OF GOALs(+)?

An investment in GOALs(+) involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-7.

+  MARKET RISKS

     - If WorldCom Shares close below the protection price (20% below the initial price) prior to the final valuation date and WorldCom Shares close on the final valuation date below the initial price, you will not receive 100% of the principal amount of your GOALs(+) at maturity.

     - Your GOALs(+) investment may not perform as well as an investment in WorldCom Shares. At maturity, we will not pay you more than 100% of the principal amount of your GOALs(+). Your return is limited to the coupon payments.

+  LIQUIDITY

     - There may be little or no secondary market for GOALs(+). While UBS Warburg LLC and UBS PaineWebber Inc. intend to make a market in GOALs(+), they are not required to do so and may stop making a market at any time. If you need to sell your GOALs(+) prior to maturity, you may have to sell your GOALs(+) at a substantial discount to the principal amount. You should be willing to hold GOALs(+) to maturity.

+  PRICE VOLATILITY

     - If WorldCom Shares trade or close near or below the protection price we expect the market value of GOALs(+) to decline to reflect a number of factors, including our right to potentially deliver at maturity a fixed number of WorldCom Shares to you with a market value less than 100% of the principal amount of your GOALs(+).

ARE GOALs(+) THE RIGHT INVESTMENT FOR YOU?

GOALs(+) may be a suitable investment for you if:

+ You are seeking relatively high current income and you are willing to accept the risks of owning equities in general and WorldCom Shares in particular.

+ You believe that WorldCom Shares will close at or above the initial price on the final valuation date or will not close below the protection price prior to the final valuation date.

GOALs(+) may not be a suitable investment for you if:

+ You are not willing to accept the risks of owning equities in general and WorldCom Shares in particular.

+ You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

WHAT ARE THE TAX CONSEQUENCES OF GOALs(+)?

The terms of your GOALs(+) require (in the absence of an administrative or judicial ruling to the contrary) that you treat your GOALs(+) for tax purposes as consisting of two components:

1) A non-contingent debt instrument issued by UBS AG; and

2) A put option on WorldCom Shares which you sold to UBS AG on the trade date as part of your initial investment in GOALs(+).

Under this tax treatment, the interest paid (12% coupon) is divided into two components for tax purposes, the debt component of 2% and the option premium component of 10%:

1) DEBT COMPONENT--The interest on the debt component is taxed as ordinary income in the year it is received or accrued depending on your method of accounting for tax purposes.

2) OPTION PREMIUM COMPONENT--The option premium component is generally not taxed until sale or maturity. At maturity, the option premium component is taxed as a short-term capital gain if 100% of the principal amount of your GOALs(+) is paid at maturity. If the final payment on your GOALs(+) is paid in WorldCom Shares, the option premium component reduces the cost basis of WorldCom Shares you receive.

The United States federal income tax consequences of your investment in GOALs(+) are uncertain. In the opinion of our counsel, Sullivan & Cromwell, it is reasonable to treat your GOALs(+) as described above, but it would also be reasonable to treat your GOALs(+) as a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. BECAUSE OF THIS UNCERTAINTY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR INVESTMENT IN GOALs(+). For a more complete discussion of the United States federal income tax consequences of your investment in GOALs(+), including tax consequences applicable to non-United States persons and persons who purchase GOALs(+) in the secondary market, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-32.

EXAMPLE 1--WORLDCOM SHARES CLOSE ON THE FINAL VALUATION DATE ABOVE THE INITIAL PRICE

In this example, WorldCom Shares close on the final valuation date above the initial price. This will result in 100% of the principal amount of GOALs(+) being returned in cash regardless of whether WorldCom Shares have closed below the protection price prior to the final valuation date.

--------------------------------------------------------------------------------

 ASSUMPTIONS:
--------------------------------------------------------------------------------

 Initial price:                     $13.15
 Final price:                       $17.00
 Protection price:                  $10.52       (20% below the $13.15 initial price)
 Principal amount:                  $1,000
 Fixed number of WorldCom Shares*:   76.05       ($1,000 / $13.15 initial price)
 Coupon:                               12%       (per annum, paid semi-annually)

 * THE FIXED NUMBER OF WORLDCOM SHARES HAS BEEN ROUNDED FROM 76.0456 TO 76.05 FOR EASE OF ANALYSIS.

--------------------------------------------------------------------------------

 CALCULATIONS:
--------------------------------------------------------------------------------

 GOALS(+) RETURN CALCULATION

 +  COUPON

 July 24, 2002                           $   60.00      ($1,000 x 12% / 2)
 January 24, 2003                        $   60.00      ($1,000 x 12% / 2)
                                         ---------
 Total Coupon                            $  120.00

 +  PRINCIPAL

 100% principal returned                 $1,000.00
                                         ---------
 TOTAL                                   $1,120.00      (12% RETURN ON INVESTMENT)
                                         ---------

 COMPARATIVE INVESTMENT IN WORLDCOM SHARES CALCULATION
 Market value of WorldCom shares         $1,292.85      (76.05 WorldCom Shares x $17.00 final
                                                        price) (29.3% return on comparative
                                                        investment in WorldCom Shares)

EXAMPLE 2--WORLDCOM SHARES DECLINE BUT NEVER CLOSE BELOW THE PROTECTION PRICE PRIOR TO THE FINAL VALUATION DATE

In this example, WorldCom Shares close on the final valuation date below the initial price and close as low as $11.00, but do not close below the protection price prior to the final valuation date. As a result, 100% of the principal amount of GOALs(+) is protected and returned at maturity.

--------------------------------------------------------------------------------

 ASSUMPTIONS:
--------------------------------------------------------------------------------

 Initial price:                     $13.15
 Final price:                       $12.00
 Lowest price:                      $11.00
 Protection price:                  $10.52       (20% below the $13.15 initial price)
 Principal amount:                  $1,000
 Fixed number of WorldCom Shares*:  76.05        ($1,000 / $13.15 initial price)
 Coupon:                            12%          (per annum, paid semi-annually)

 * THE FIXED NUMBER OF WORLDCOM SHARES HAS BEEN ROUNDED FROM 76.0456 TO 76.05 FOR EASE OF ANALYSIS.

--------------------------------------------------------------------------------

 CALCULATIONS:
--------------------------------------------------------------------------------

 GOALS(+) RETURN CALCULATION

 +  COUPON

 July 24, 2002                           $   60.00      ($1,000 x 12% / 2)
 January 24, 2003                        $   60.00      ($1,000 x 12% / 2)
                                         ---------
 Total Coupon                            $  120.00

 +  PRINCIPAL

 100% principal returned                 $1,000.00
                                         ---------
 TOTAL                                   $1,120.00      (12% return on investment)
                                         ---------

 COMPARATIVE INVESTMENT IN WORLDCOM SHARES CALCULATION
 Market value of WorldCom shares         $  912.60      (76.05 WorldCom Shares x $12.00 final
                                                        price)
                                         ---------      (-8.7% return on comparative investment in
                                                        WorldCom Shares)

EXAMPLE 3--WORLDCOM SHARES DECLINE, CLOSE BELOW THE PROTECTION PRICE AND CLOSE ON THE FINAL VALUATION DATE BELOW THE INITIAL PRICE

In this example, WorldCom Shares close on the final valuation date below the initial price and close as low as $9.00 (below the $10.52 protection price) prior to the final valuation date. Since WorldCom Shares do not rise to the initial price of $13.15 on the final valuation date, at maturity the investor receives a fixed number of WorldCom Shares for every $1,000 principal amount of GOALs(+). The investor has the choice of holding these shares with the view that WorldCom Shares will recover over time, or selling the shares and realizing a principal loss.

 ASSUMPTIONS:
--------------------------------------------------------------------------------

 Initial price:                     $13.15
 Final price:                       $10.00
 Lowest price:                      $9.00
 Protection price:                  $10.52      (20% below the $13.15 initial price)
 Principal amount:                  $1,000
 Fixed number of WorldCom Shares*:  76.05       ($1,000 / $13.15 initial price)
 Coupon:                            12%         (per annum, paid semi-annually)

 * THE FIXED NUMBER OF WORLDCOM SHARES HAS BEEN ROUNDED FROM 76.0456 TO 76.05 FOR EASE OF ANALYSIS.
--------------------------------------------------------------------------------

 CALCULATIONS:
--------------------------------------------------------------------------------

 GOALS(+) RETURN CALCULATION

 +  COUPON

 July 24, 2002                               $ 60.00    ($1,000 x 12% / 2)
 January 24, 2003                            $ 60.00    ($1,000 x 12% / 2)
                                             -------
 Total Coupon                                $120.00

 +  PRINCIPAL

 Market value of WorldCom shares delivered   $760.50    (76.05 WorldCom Shares x $10.00 final price)
 TOTAL                                       $880.50    (-12% return on investment in GOALs(+))
                                             -------
 COMPARATIVE INVESTMENT IN WORLDCOM SHARES CALCULATION
 Market value of WorldCom shares             $760.50    (76.05 WorldCom Shares x $10.00 final price)
                                                        (-24% return on comparative investment in
                                                        WorldCom Shares)

--------------------------------------------------------------------------------

Risk Factors

GOALs(+) are not secured debt and are riskier than ordinary unsecured debt securities. The return on GOALs(+) is linked to the performance of WorldCom Shares and you may lose some or all of the principal amount you invest in GOALs(+). Investing in GOALs(+) is NOT equivalent to investing directly in WorldCom Shares. This section describes the most significant risks relating to GOALs(+). WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN GOALs(+).

YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL

GOALs(+) combine features of equity and debt. GOALs(+) differ from ordinary debt securities in that we will NOT pay you 100% of your principal amount at maturity if WorldCom Shares close below the protection price prior to the final valuation date and close on the final valuation date below the initial price. In that event, we will pay you at maturity 76.0456 WorldCom Shares per $1,000 principal amount of your GOALs(+) with a market value less than 100% of the principal amount of your GOALs(+). ACCORDINGLY, YOU CAN LOSE SOME OR ALL OF THE AMOUNT THAT YOU INVEST IN GOALs(+). See "Return Profile at Maturity" on page S-14.

YOUR APPRECIATION POTENTIAL IS LIMITED

The maximum you can receive on your GOALs(+) (excluding semi-annual coupon payments) is $1,000 per $1,000 principal amount of your GOALs(+). If WorldCom Shares never close below the protection price prior to the final valuation date or if WorldCom Shares close below the protection price, but close on the final valuation date at or above the initial price, you will not receive WorldCom Shares or any other asset with the market value of the common stock. Instead, you will receive 100% of the principal amount of your GOALs(+). UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PRINCIPAL AMOUNT AT MATURITY GREATER THAN 100% OF THE PRINCIPAL AMOUNT OF YOUR GOALS(+).

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN GOALs(+)--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your GOALs(+) until maturity. There may be little or no secondary market for GOALs(+). Although GOALs(+) have been approved for listing on the American Stock Exchange, it is not possible to predict whether a secondary market will develop for GOALs(+). Even if a secondary market for GOALs(+) develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Warburg LLC and other affiliates of UBS AG currently intend to make a market for GOALs(+), although they are NOT required to do so. UBS Warburg LLC or any other affiliate of UBS AG may stop making a market in GOALs(+) at any time.

If you sell your GOALs(+) before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

THE MARKET VALUE OF GOALS(+) MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of GOALs(+) may fluctuate between the date you purchase them and the final valuation date when the calculation agent determines the amount to be paid to you at maturity. Therefore, you may sustain a significant loss if you sell GOALs(+) in the secondary market. Several factors, many of which are beyond our control, will influence the market value of GOALs(+). WE EXPECT THAT GENERALLY THE MARKET PRICE OF WORLDCOM SHARES ON ANY DAY WILL AFFECT THE MARKET VALUE OF

RISK FACTORS
--------------------------------------------------------------------------------

GOALs(+) MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the market value of GOALs(+) include:

- the frequency and magnitude of changes in the market price of WorldCom Shares (volatility)

- whether WorldCom Shares trade or close near or below the protection price

- the dividend rate paid on WorldCom Shares (while not paid to holders of GOALs(+), dividend payments on WorldCom Shares may influence the market price of WorldCom Shares and the market value of options on WorldCom Shares and therefore affect the market value of GOALs(+))

- supply and demand for GOALs(+), including inventory positions with the specialist, UBS Warburg LLC or any market maker

- economic, financial, political, regulatory, or judicial events that affect stock markets generally, which may also affect the market price of WorldCom Shares

- interest and yield rates in the market

- the time remaining to the maturity of GOALs(+)

- the creditworthiness of UBS AG

While it is possible that GOALs(+) could trade above their principal amount prior to maturity, the likelihood of such an increase is limited by market factors and the fact that the amount payable at maturity will not exceed 100% of the principal amount of GOALs(+). Even if GOALs(+) did trade above their principal amount prior to maturity, the only way to realize such a market premium would be to sell your GOALs(+) in a secondary market transaction, if such a transaction were available. MOREOVER, IF YOU SELL YOUR GOALs(+) PRIOR TO MATURITY, YOU MAY HAVE TO SELL THEM AT A SUBSTANTIAL DISCOUNT FROM THEIR PRINCIPAL AMOUNT IF THE MARKET PRICE OF WORLDCOM SHARES IS AT, BELOW, OR NOT SUFFICIENTLY ABOVE THE INITIAL PRICE.

If WorldCom Shares trade or close near or below the protection price we expect the market value of GOALs(+) to decline to reflect our right to potentially deliver WorldCom Shares with a market value less than 100% of the principal amount of your GOALs(+).

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF GOALs(+) ARE UNCERTAIN

Significant aspects of the tax treatment of GOALs(+) are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of GOALs(+), and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "Considerations Relating to Taxation" in the summary section above, "Supplemental Tax Considerations" below, and the sections "U.S. Tax Considerations" and "Tax Considerations Under The Laws of Switzerland" in the accompanying prospectus. YOU SHOULD CONSULT YOUR TAX ADVISOR ABOUT YOUR OWN TAX SITUATION.

YOU WILL NOT BENEFIT FROM ANY APPRECIATION IN WORLDCOM SHARES ABOVE THE INITIAL PRICE

If WorldCom Shares never close below the protection price prior to the final valuation date or WorldCom Shares close below the protection price prior to the final valuation date, but close on the final valuation date at or above the initial price, you will receive a cash payment at maturity equal to 100% of the principal amount of your GOALs(+), regardless of how high above the initial price WorldCom Shares close. If, however, the closing price of WorldCom Shares on the final valuation date is lower than the initial price and WorldCom Shares close below the protection price prior to the final valuation date, you will receive a fixed number of WorldCom Shares with a market value less than 100% of the principal amount of your GOALs(+). Fractional shares will be paid in cash. The calculation

RISK FACTORS
--------------------------------------------------------------------------------

agent will calculate the market value of GOALs(+) by reference to the closing price of WorldCom Shares on the final valuation date.

IF THE MARKET PRICE OF WORLDCOM SHARES CHANGES, THE MARKET VALUE OF YOUR GOALs(+) MAY NOT CHANGE IN THE SAME MANNER

Owning GOALs(+) is not the same as owning WorldCom Shares. Accordingly, changes in the market price of WorldCom Shares may not result in a comparable change in the market value of your GOALs(+). If the market price of WorldCom Shares increases above the initial price, the market value of GOALs(+) may not increase. It is also possible for the market price of WorldCom Shares to increase while the market value of GOALs(+) declines.

If the market price of WorldCom Shares approaches the protection price (having not previously closed below the protection price on two consecutive trading days), the market value of GOALs(+) will likely decline at a greater rate than the market price of WorldCom Shares. If WorldCom Shares trade near or below the protection price we expect the market value of GOALs(+) to decline to reflect, among a number of factors, our right to potentially deliver a fixed number of WorldCom Shares to you with a market value less than 100% of the principal amount of your GOALs(+).

TRADING AND OTHER TRANSACTIONS BY UBS AG OR ITS AFFILIATES IN WORLDCOM SHARES, OR OPTIONS AND OTHER DERIVATIVE PRODUCTS ON WORLDCOM SHARES, MAY IMPAIR THE MARKET VALUE OF GOALs(+)

As described below under "Use of Proceeds and Hedging," we or one or more affiliates may hedge our obligations under GOALs(+) by purchasing WorldCom Shares, options on WorldCom Shares or other derivative instruments with returns linked or related to changes in the performance of WorldCom Shares, and we may adjust these hedges by, among other things, purchasing or selling WorldCom Shares, options or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of WorldCom Shares and, therefore, the market value of GOALs(+). It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of GOALs(+) declines.

In particular, when the market price of WorldCom Shares approaches the protection price, we may significantly change our hedge of our obligations under GOALs(+). The timing and amount of transactions in WorldCom Shares, or options, or derivatives on WorldCom Shares may affect whether and when WorldCom Shares close below the protection price. Sales of WorldCom Shares by us to rebalance our hedge of GOALs(+) may tend to cause the WorldCom Share price to trade or close below the protection price. Once WorldCom Shares have closed below the protection price, we will have the right to deliver WorldCom Shares at maturity if WorldCom Shares close below the initial price on the final valuation date. As a result, the market value of GOALs(+) will likely decline sharply as our right to deliver WorldCom Shares on settlement becomes more valuable to us.

We or one or more of our affiliates may also engage in trading in WorldCom Shares and other investments relating to WorldCom, Inc. on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of WorldCom Shares and, therefore, the market value of GOALs(+). We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of WorldCom Shares. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of GOALs(+).

RISK FACTORS
--------------------------------------------------------------------------------

UBS Warburg LLC also currently intends to make a secondary market in GOALs(+). As a market maker, UBS Warburg LLC's trading of GOALs(+) may cause UBS Warburg LLC to be long or short GOALs(+) in its inventory. The supply and demand for GOALs(+), including inventory positions of market makers, may affect the secondary market price for GOALs(+).

The indenture governing GOALs(+) does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of any WorldCom Shares acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold WorldCom Shares for the benefit of holders of GOALs(+) in order to enable the holders to exchange their GOALs(+) for WorldCom Shares under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any WorldCom Shares that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of GOALs(+).

UBS AG'S BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We or one or more of our affiliates may, at present or in the future, engage in business with WorldCom, Inc. and its competitors, including making loans to or equity investments in WorldCom, Inc. and its competitors or providing either with investment banking, asset management or other advisory services, including merger and acquisition advisory services. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of GOALs(+). Moreover, we or one or more of our affiliates have published and may in the future publish research reports on WorldCom, Inc. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding GOALs(+). Any of these activities may affect the market price of WorldCom Shares and, therefore, the market value of GOALs(+).

YOU HAVE NO SHAREHOLDER RIGHTS IN WORLDCOM SHARES

As an owner of GOALs(+), you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of WorldCom Shares would have.

UBS AG AND ITS AFFILIATES HAVE NO AFFILIATION WITH WORLDCOM, INC., AND ARE NOT RESPONSIBLE FOR WORLDCOM, INC.'S PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE

UBS AG and its affiliates are not affiliated with WorldCom, Inc. and have no ability to control or predict the actions of WorldCom, Inc., including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting WorldCom, Inc. WORLDCOM, INC. IS NOT INVOLVED IN THE OFFER OF GOALs(+) IN ANY WAY AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF GOALs(+) IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE MARKET VALUE OF YOUR GOALs(+). WORLDCOM, INC. MAY TAKE ACTIONS THAT WILL ADVERSELY AFFECT THE MARKET VALUE OF YOUR GOALs(+). None of the money you pay for GOALs(+) will go to WorldCom, Inc.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about WorldCom, Inc. contained in this prospectus supplement or in any of WorldCom, Inc.'s publicly available filings. YOU, AS AN INVESTOR IN THE GOALs(+), SHOULD MAKE YOUR OWN INVESTIGATION INTO WORLDCOM, INC.

RISK FACTORS
--------------------------------------------------------------------------------

YOU HAVE LIMITED ANTIDILUTION PROTECTION

UBS Warburg LLC, as calculation agent for GOALs(+), will adjust the amount payable at maturity by adjusting the initial price (strike price), the stock redemption amount and the protection price for certain events affecting WorldCom Shares, such as stock splits and stock dividends, and certain other corporate actions involving WorldCom, Inc., such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect WorldCom Shares. For example, the calculation agent is not required to make any adjustments if WorldCom, Inc. or anyone else makes a partial tender or partial exchange offer for WorldCom Shares. IF AN EVENT OCCURS THAT DOES NOT REQUIRE THE CALCULATION AGENT TO ADJUST THE AMOUNT OF WORLDCOM SHARES PAYABLE AT MATURITY, THE MARKET VALUE OF GOALs(+) AND THE AMOUNT PAYABLE AT MATURITY MAY BE MATERIALLY AND ADVERSELY AFFECTED. You should refer to "Specific Terms of GOALs(+)--Role of Calculation Agent" on page S-28 for a description of the items that the calculation agent is responsible to determine.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent. UBS Warburg LLC will, among other things, determine the amount, if any, paid out to you on GOALs(+) at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of GOALs(+)--Role of Calculation Agent" on page S-28. The calculation agent will exercise its judgment when performing its functions. UBS Warburg LLC and other affiliates of UBS AG may also carry out hedging activities related to GOALs(+) or to other instruments, including trading in WorldCom Shares, as well as in other instruments related to WorldCom Shares. UBS Warburg LLC also trades WorldCom Shares and other financial instruments relating to WorldCom, Inc. on a regular basis as part of its general broker dealer and other businesses. Any of these activities could influence UBS Warburg LLC's determination of adjustments made to GOALs(+) and any such trading activity could potentially affect the market price of WorldCom Shares and, accordingly, could affect your payout on GOALs(+).

UBS Warburg LLC currently intends to make a secondary market in GOALs(+). As a market maker, UBS Warburg LLC's trading of GOALs(+) may cause UBS Warburg LLC to be long or short GOALs(+) in its inventory. The supply and demand for GOALs(+), including inventory positions of market makers, may affect the secondary market price for GOALs(+).

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS

If the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing, the final valuation date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a delay occurs, then the calculation agent will instead use the closing price on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for GOALs(+) will also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the market price of WorldCom Shares is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the closing price for WorldCom Shares that would have prevailed in the absence of the market disruption event or such other reason on the last possible final valuation date. No interest will accrue and be payable on your GOALs(+) after January 24, 2003 if the maturity date or the final valuation date is postponed due to a market disruption event. See "Specific Terms of GOALs(+)--Market Disruption Event" on page S-21.

--------------------------------------------------------------------------------

HISTORICAL PERFORMANCE OF WORLDCOM SHARES

According to publicly available information, WorldCom, Inc. provides a broad range of communications services to both U.S. and non-U.S. based businesses and consumers.

WorldCom Shares are traded on the Nasdaq National Market System under the symbol "WCOM." The following table sets forth the quarterly high, low, and closing prices for the common stock of WorldCom, Inc. based on daily closing prices. The information given below is for the four calendar quarters from 1998 through 2001 and partial data for the first calendar quarter of 2002, through January 17, 2002. We obtained the trading price information set forth below from Bloomberg L.P., without independent verification.

YOU SHOULD NOT TAKE THE HISTORICAL PRICES OF WORLDCOM SHARES AS AN INDICATION OF FUTURE PERFORMANCE.

QUARTER ENDING   QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
--------------   --------------   -------------   ---------------
-----------------------------------------------------------------
3/31/98             $28.47           $18.46           $27.59
6/30/98             $31.04           $27.07           $31.04
9/30/98             $36.44           $26.23           $31.32
12/31/98            $47.57           $27.63           $45.97
3/31/99             $60.07           $44.77           $56.75
6/30/99             $61.99           $52.66           $55.14
9/30/99             $58.15           $46.05           $46.05
12/31/99            $58.59           $43.53           $51.00
3/31/00             $49.92           $39.23           $43.55
6/30/00             $44.15           $34.84           $44.09
9/30/00             $47.27           $24.51           $29.19
12/31/00            $28.71           $13.34           $13.52
3/31/01             $22.35           $13.52           $17.96
6/30/01             $19.26           $13.96           $14.20
9/30/01             $15.21           $12.18           $15.04
12/31/01            $15.88           $12.31           $14.08
1/17/02             $14.82           $13.15           $13.15

WorldCom Shares are registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by WorldCom, Inc. with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by WorldCom, Inc. under the Exchange Act can be located by reference to its SEC file number: 0-11258.

Information about WorldCom, Inc. may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

GOALS(+) ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY WORLDCOM, INC. GOALS(+) HAVE NOT BEEN PASSED ON BY WORLDCOM, INC. AS TO THEIR LEGALITY OR SUITABILITY. GOALS(+) ARE NOT ISSUED BY AND ARE NOT FINANCIAL OR LEGAL OBLIGATIONS OF WORLDCOM, INC. WORLDCOM, INC. MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO GOALS(+).

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by WorldCom, Inc. with the SEC.

HISTORICAL PERFORMANCE OF WORLDCOM SHARES
--------------------------------------------------------------------------------

WE OBTAINED THE INFORMATION ABOUT WORLDCOM, INC. AND WORLDCOM SHARES IN THIS PROSPECTUS SUPPLEMENT FROM WORLDCOM, INC.'S PUBLIC FILINGS

This prospectus supplement relates only to GOALs(+) and does not relate to WorldCom, Inc. or WorldCom Shares. We have derived all information about WorldCom, Inc. and WorldCom Shares in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of WorldCom, Inc. in connection with the offering of GOALs(+). We do not make any representation that the publicly available documents or any other publicly available information about WorldCom, Inc. are accurate or complete. Furthermore, we do not know whether WorldCom, Inc. has disclosed all events occurring before the date of this prospectus supplement--including events that would affect the accuracy or completeness of the publicly available documents referred to above, the market price of WorldCom Shares and, therefore, the exchange rate the calculation agent uses to determine the number of WorldCom Shares you will receive if WorldCom Shares close below the protection price before the final valuation date and close on the final valuation date below the initial price. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning WorldCom, Inc. could affect the payment we will make to you at maturity and, therefore, the market value of GOALs(+).

WE HAVE NO OBLIGATION TO DISCLOSE INFORMATION ABOUT WORLDCOM, INC. AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT

We or our affiliates currently provide research coverage for WorldCom, Inc. and may, from time to time, publish research reports about WorldCom, Inc. We may discontinue such coverage or cease writing such reports at any time.

We or any of our affiliates may currently or from time to time engage in business with WorldCom, Inc., including making loans to or equity investments in WorldCom, Inc. or providing advisory services to WorldCom, Inc., including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about WorldCom, Inc. and, in addition, one or more of our affiliates may publish research reports about WorldCom, Inc. NONETHELESS, AS AN INVESTOR IN GOALS(+), YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF WORLDCOM, INC. AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN GOALS(+).

--------------------------------------------------------------------------------

Return Profile at Maturity:    Comparison of Total Return of GOALs(+) at
Maturity Against Owning WorldCom Shares

The hypothetical return profile at maturity of GOALs(+) versus owning WorldCom Shares is presented in the tables and graphs below, assuming a purchase in the original offering, an initial price of $13.15 per share, an annual coupon of 12%, an annual dividend yield of 0%, a reinvestment rate for GOALs(+) coupons of 0% and a range of stock performance from -100% to 52.1% for the first example and -20% to 52.1% for the second example.

EXAMPLE OF THE PERFORMANCE OF GOALS(+) VS. WORLDCOM SHARES AT MATURITY

ASSUMPTIONS

Stock                        WorldCom, Inc.
Initial Stock Price          $13.15
Protection Price             $10.52
Annual Dividend Yield        0%
Annual Coupon on GOALs(+)    12%
Term of GOALs(+)             1 year

Return Profile at Maturity 1--WorldCom Shares CLOSE BELOW THE PROTECTION PRICE prior to the final valuation date.

   STOCK PERFORMANCE                    GOALS(+) PERFORMANCE                  GOALS(+) VS. STOCK
 ---------------------   --------------------------------------------------   ------------------
                                                                                   GOALS(+)
                                                                                OUTPERFORMANCE
                                                TWO                           (UNDERPERFORMANCE)
                         GOALS(+) PAYMENT   SEMI-ANNUAL             1 YEAR       VERSUS STOCK
                  %       OR STOCK VALUE       COUPON                TOTAL    ------------------
 STOCK PRICE   CHANGE      AT MATURITY      PAYMENTS (1)   TOTAL    RETURN      ($)       (%)
 ---------------------   --------------------------------------------------   ------------------
   $20.00        52.1%        $13.15           $1.58       $14.73     12.0%   -$5.27     -40.1%
   $19.75        50.2%        $13.15           $1.58       $14.73     12.0%   -$5.02     -38.2%
   $19.50        48.3%        $13.15           $1.58       $14.73     12.0%   -$4.77     -36.3%
   $19.25        46.4%        $13.15           $1.58       $14.73     12.0%   -$4.52     -34.4%
   $19.00        44.5%        $13.15           $1.58       $14.73     12.0%   -$4.27     -32.5%
   $18.75        42.6%        $13.15           $1.58       $14.73     12.0%   -$4.02     -30.6%
   $18.50        40.7%        $13.15           $1.58       $14.73     12.0%   -$3.77     -28.7%
   $18.25        38.8%        $13.15           $1.58       $14.73     12.0%   -$3.52     -26.8%
   $18.00        36.9%        $13.15           $1.58       $14.73     12.0%   -$3.27     -24.9%
   $17.75        35.0%        $13.15           $1.58       $14.73     12.0%   -$3.02     -23.0%
   $17.50        33.1%        $13.15           $1.58       $14.73     12.0%   -$2.77     -21.1%
   $17.25        31.2%        $13.15           $1.58       $14.73     12.0%   -$2.52     -19.2%
   $17.00        29.3%        $13.15           $1.58       $14.73     12.0%   -$2.27     -17.3%
   $16.75        27.4%        $13.15           $1.58       $14.73     12.0%   -$2.02     -15.4%
   $16.50        25.5%        $13.15           $1.58       $14.73     12.0%   -$1.77     -13.5%
   $16.25        23.6%        $13.15           $1.58       $14.73     12.0%   -$1.52     -11.6%
   $16.00        21.7%        $13.15           $1.58       $14.73     12.0%   -$1.27      -9.7%
   $15.75        19.8%        $13.15           $1.58       $14.73     12.0%   -$1.02      -7.8%
   $15.50        17.9%        $13.15           $1.58       $14.73     12.0%   -$0.77      -5.9%
   $15.25        16.0%        $13.15           $1.58       $14.73     12.0%   -$0.52      -4.0%
   $15.00        14.1%        $13.15           $1.58       $14.73     12.0%   -$0.27      -2.1%
   $14.73        12.0%        $13.15           $1.58       $14.73     12.0%    $0.00       0.0%
   $14.50        10.3%        $13.15           $1.58       $14.73     12.0%    $0.23       1.7%
   $14.25         8.4%        $13.15           $1.58       $14.73     12.0%    $0.48       3.6%
   $14.00         6.5%        $13.15           $1.58       $14.73     12.0%    $0.73       5.5%
   $13.75         4.6%        $13.15           $1.58       $14.73     12.0%    $0.98       7.4%
   $13.50         2.7%        $13.15           $1.58       $14.73     12.0%    $1.23       9.3%
   $13.25         0.8%        $13.15           $1.58       $14.73     12.0%    $1.48      11.2%
   $13.15         0.0%        $13.15           $1.58       $14.73     12.0%    $1.58      12.0%
   $13.00        -1.1%        $13.00           $1.58       $14.58     10.9%    $1.58      12.0%
   $12.75        -3.0%        $12.75           $1.58       $14.33      9.0%    $1.58      12.0%
   $12.50        -4.9%        $12.50           $1.58       $14.08      7.1%    $1.58      12.0%
   $12.25        -6.8%        $12.25           $1.58       $13.83      5.2%    $1.58      12.0%
   $12.00        -8.7%        $12.00           $1.58       $13.58      3.3%    $1.58      12.0%
   $11.75       -10.6%        $11.75           $1.58       $13.33      1.4%    $1.58      12.0%
   $11.57       -12.0%        $11.57           $1.58       $13.15      0.0%    $1.58      12.0%
   $11.25       -14.4%        $11.25           $1.58       $12.83     -2.4%    $1.58      12.0%
   $11.00       -16.3%        $11.00           $1.58       $12.58     -4.3%    $1.58      12.0%
   $10.75       -18.3%        $10.75           $1.58       $12.33     -6.3%    $1.58      12.0%
   $10.50       -20.2%        $10.50           $1.58       $12.08     -8.2%    $1.58      12.0%
   $10.25       -22.1%        $10.25           $1.58       $11.83    -10.1%    $1.58      12.0%
   $10.00       -24.0%        $10.00           $1.58       $11.58    -12.0%    $1.58      12.0%
    $9.75       -25.9%         $9.75           $1.58       $11.33    -13.9%    $1.58      12.0%
    $9.50       -27.8%         $9.50           $1.58       $11.08    -15.8%    $1.58      12.0%
    $9.25       -29.7%         $9.25           $1.58       $10.83    -17.7%    $1.58      12.0%
    $9.00       -31.6%         $9.00           $1.58       $10.58    -19.6%    $1.58      12.0%
 ...........    ............... ........... ..........     ........... ............ .......... ...........
    $0.00      -100.0%         $0.00           $1.58        $1.58    -88.0%    $1.58      12.0%

(1) The reinvestment rate is assumed to be 0%. A positive reinvestment rate would increase the total return of the GOALs(+) relative to the total return of the underlying stock.

                      [RETURN PROFILE AT MATURITY 1 CHART]

RETURN PROFILE AT MATURITY 2:

EXAMPLE OF THE PERFORMANCE OF GOALS(+) VS. WORLDCOM SHARES AT MATURITY

ASSUMPTIONS

Stock                          WorldCom, Inc.
Initial stock price            $13.15
Protection Price               $10.52
Annual Dividend Yield          0%
Annual Coupon on GOALs(+)      12%
Term of GOALs(+)               1 year

Return Profile at Maturity 2--WorldCom Shares DO NOT CLOSE BELOW THE PROTECTION PRICE prior to the final valuation date.

 STOCK PERFORMANCE               GOALS(+) PERFORMANCE                GOALS(+) VS. STOCK
 -----------------  -----------------------------------------------  ------------------
                                                                          GOALS(+)
                                                                       OUTPERFORMANCE
                                         TWO                         (UNDERPERFORMANCE)
                       GOALS(+)      SEMI-ANNUAL             1 YEAR     VERSUS STOCK
  STOCK       %        PAYMENT          COUPON               TOTAL   ------------------
  PRICE    CHANGE    AT MATURITY     PAYMENTS (1)   TOTAL    RETURN    ($)       (%)
 ---------------------------
                    -----------------------------------------------  ------------------
 $20.00     52.1%       $13.15          $1.58       $14.73    12.0%   -$5.27    -40.1%
 $19.75     50.2%       $13.15          $1.58       $14.73    12.0%   -$5.02    -38.2%
 $19.50     48.3%       $13.15          $1.58       $14.73    12.0%   -$4.77    -36.3%
 $19.25     46.4%       $13.15          $1.58       $14.73    12.0%   -$4.52    -34.4%
 $19.00     44.5%       $13.15          $1.58       $14.73    12.0%   -$4.27    -32.5%
 $18.75     42.6%       $13.15          $1.58       $14.73    12.0%   -$4.02    -30.6%
 $18.50     40.7%       $13.15          $1.58       $14.73    12.0%   -$3.77    -28.7%
 $18.25     38.8%       $13.15          $1.58       $14.73    12.0%   -$3.52    -26.8%
 $18.00     36.9%       $13.15          $1.58       $14.73    12.0%   -$3.27    -24.9%
 $17.75     35.0%       $13.15          $1.58       $14.73    12.0%   -$3.02    -23.0%
 $17.50     33.1%       $13.15          $1.58       $14.73    12.0%   -$2.77    -21.1%
 $17.25     31.2%       $13.15          $1.58       $14.73    12.0%   -$2.52    -19.2%
 $17.00     29.3%       $13.15          $1.58       $14.73    12.0%   -$2.27    -17.3%
 $16.75     27.4%       $13.15          $1.58       $14.73    12.0%   -$2.02    -15.4%
 $16.50     25.5%       $13.15          $1.58       $14.73    12.0%   -$1.77    -13.5%
 $16.25     23.6%       $13.15          $1.58       $14.73    12.0%   -$1.52    -11.6%
 $16.00     21.7%       $13.15          $1.58       $14.73    12.0%   -$1.27     -9.7%
 $15.75     19.8%       $13.15          $1.58       $14.73    12.0%   -$1.02     -7.8%
 $15.50     17.9%       $13.15          $1.58       $14.73    12.0%   -$0.77     -5.9%
 $15.25     16.0%       $13.15          $1.58       $14.73    12.0%   -$0.52     -4.0%
 $15.00     14.1%       $13.15          $1.58       $14.73    12.0%   -$0.27     -2.1%
 $14.73     12.0%       $13.15          $1.58       $14.73    12.0%    $0.00      0.0%
 $14.50     10.3%       $13.15          $1.58       $14.73    12.0%    $0.23      1.7%
 $14.25      8.4%       $13.15          $1.58       $14.73    12.0%    $0.48      3.6%
 $14.00      6.5%       $13.15          $1.58       $14.73    12.0%    $0.73      5.5%
 $13.75      4.6%       $13.15          $1.58       $14.73    12.0%    $0.98      7.4%
 $13.50      2.7%       $13.15          $1.58       $14.73    12.0%    $1.23      9.3%
 $13.15      0.0%       $13.15          $1.58       $14.73    12.0%    $1.58     12.0%
 $13.00     -1.1%       $13.15          $1.58       $14.73    12.0%    $1.73     13.1%
 $12.75     -3.0%       $13.15          $1.58       $14.73    12.0%    $1.98     15.0%
 $12.50     -4.9%       $13.15          $1.58       $14.73    12.0%    $2.23     16.9%
 $12.25     -6.8%       $13.15          $1.58       $14.73    12.0%    $2.48     18.8%
 $12.00     -8.7%       $13.15          $1.58       $14.73    12.0%    $2.73     20.7%
 $11.75    -10.6%       $13.15          $1.58       $14.73    12.0%    $2.98     22.6%
 $11.50    -12.5%       $13.15          $1.58       $14.73    12.0%    $3.23     24.5%
 $11.25    -14.4%       $13.15          $1.58       $14.73    12.0%    $3.48     26.4%
 $11.00    -16.3%       $13.15          $1.58       $14.73    12.0%    $3.73     28.3%
 $10.75    -18.3%       $13.15          $1.58       $14.73    12.0%    $3.98     30.3%
 $10.52    -20.0%       $13.15          $1.58       $14.73    12.0%    $4.21     32.0%

(1) The reinvestment rate is assumed to be 0%. A positive reinvestment rate would increase the total return of the GOALs(+) relative to the total return of the underlying stock.

                      [RETURN PROFILE AT MATURITY 2 CHART]

--------------------------------------------------------------------------------

VALUATION OF GOALS(+)

AT MATURITY. As described above, each GOALs(+) will pay $1,000 at maturity if WorldCom Shares never close below the protection price prior to the final valuation date or WorldCom Shares close below the protection price prior to the final valuation date, but close on the final valuation date at or above the initial price. WorldCom Shares will be deemed by the calculation agent to have closed below the protection price if WorldCom Shares close below the protection price on two consecutive trading days on the Nasdaq National Market System prior to the final valuation date. If WorldCom Shares close below the protection price prior to the final valuation date and close on the final valuation date below the initial price, we will deliver to you a fixed number of WorldCom Shares. The value of your investment, therefore, will equal the market value of WorldCom Shares you receive at maturity, which could be substantially less than the principal amount of your GOALs(+).

PRIOR TO MATURITY. The market value of GOALs(+) will be affected by a number of interrelated factors including, but not limited to, supply and demand, the market price of WorldCom Shares in relation to the initial price and the protection price, the volatility and dividend level of WorldCom Shares, the time remaining to maturity of GOALs(+), the level of interest rates and other economic conditions, as well as the perceived creditworthiness of the issuer. Generally, the market value of GOALs(+) will tend to rise with an increase in the price of WorldCom Shares and falling volatility, although this increase in market value is limited because the payment at maturity will not exceed the principal amount of your GOALs(+). The market value of GOALs(+) will generally decline with a decrease in the price of WorldCom Shares, increased volatility and an increase in the dividend payable on WorldCom Shares. In addition, rising interest rates will, on balance, negatively affect the market value of GOALs(+). If the market price of WorldCom Shares approaches the protection price, the market value of GOALs(+) will likely decline at a much greater rate than the market price of WorldCom Shares. In particular, this effect can have a very significant and abrupt impact on the market value of GOALs(+) in the weeks before maturity if the market price of WorldCom Shares is near the protection price (having not previously closed below the protection price on two consecutive trading days). If WorldCom Shares trade or close near or below the protection price we expect the market value of GOALs(+) to decline to reflect, among a number of factors, our right to potentially deliver a fixed number of WorldCom Shares with a market value less than 100% of the principal amount of your GOALs(+). You should understand that the market value of GOALs(+) is driven by a range of interrelated factors and that while the market price of WorldCom Shares is an important variable, it cannot be used as the sole measure to approximate value of this investment. You should not use any single variable to approximate the value of this investment.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF GOALS(+)

In this section, references to "holders" mean those who own GOALs(+) registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in GOALs(+) registered in street name or in GOALs(+) issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in GOALs(+) should read the section entitled "Description of Notes We May Offer--Legal Ownership of Notes" in the accompanying prospectus.

GOALs(+) are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to GOALs(+). Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to public and net proceeds to UBS AG on the front cover relates only to the initial sale of GOALs(+). If you have purchased GOALs(+) in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of GOALs(+) in more detail below.

COUPON

GOALs(+) bear interest from January 23, 2002 at a rate of 12% per annum, payable semi-annually in arrears on July 24, 2002 and January 24, 2003. For U.S. federal income tax purposes, the annual interest amount shall be composed of (a) a coupon representing interest at a rate of 2% per annum and (b) a coupon representing an option premium of 10% per annum. No interest will accrue and be payable on your GOALs(+) after January 24, 2003 if the maturity date or the final valuation date is extended due to a market disruption event.

PAYMENT AT MATURITY

Payment at maturity for GOALs(+) is different from ordinary debt securities because GOALs(+) do not provide a guaranteed return of 100% of the principal amount. Instead, at maturity, you will receive an amount based on the performance of WorldCom Shares. GOALs(+) are fully exposed to any decline in WorldCom Shares if WorldCom Shares close below the protection price prior to the final valuation date and close on the final valuation date below the initial price. If WorldCom Shares close at zero on the final valuation date, you will lose 100% of the principal amount that you invested.

The amount we pay you at maturity is linked to the performance of WorldCom Shares and we will pay you in one of two possible forms:

1. We will pay you in cash 100% of the principal amount of your GOALs(+), if:

     - WorldCom Shares never close below the protection price prior to the final valuation date;

                                       or

     - WorldCom Shares close below the protection price prior to the final valuation date, but close on the final valuation date at or above the initial price.

SPECIFIC TERMS OF GOALs(+)
--------------------------------------------------------------------------------

2. We will deliver a fixed number of WorldCom Shares to you with a market value less than 100% of the principal amount of your GOALs(+), if:

     - WorldCom Shares close below the protection price prior to the final valuation date;

                                      and

     - WorldCom Shares close on the final valuation date below the initial price.

   The number of WorldCom Shares (76.0456) you will receive for each $1,000 principal amount of your GOALs(+) was calculated by dividing $1,000 by the initial price per WorldCom Share of $13.15 (subject to antidilution adjustments). Fractional shares will be paid in cash. WorldCom Shares delivered to you will have a market value less than 100% of the principal amount of your GOALs(+). You may lose some or all of your principal.

CALCULATION AGENT DETERMINATION OF CLOSINGS BELOW THE PROTECTION PRICE

WorldCom Shares will be deemed to have closed below the protection price only if WorldCom Shares have closed at a price lower than the protection price on the Nasdaq National Market System on two consecutive trading days after the trade date and prior to the final valuation date.

STOCK REDEMPTION AMOUNT

The number of WorldCom Shares received for each $1,000 invested in GOALs(+) if the payment at maturity is in WorldCom Shares is referred to as the stock redemption amount. The stock redemption amount of 76.0456 was calculated by dividing $1,000 by the initial price per WorldCom Share of $13.15, which was set on the trade date. The stock redemption amount, the initial price (strike price) and the protection price may change due to stock splits or other corporate actions. See "--Antidilution Adjustments" below.

The closing price on the trade date is referred to in this prospectus supplement as the initial price or the strike price.

MATURITY DATE

The maturity date will be January 24, 2003 unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date referred to below, then the maturity date will be the third business day following the final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events below under "--Market Disruption Event."

REGULAR RECORD DATES FOR INTEREST

The regular record dates relating to interest payment dates for GOALs(+) will be July 23, 2002 and January 23, 2003, whether or not these record dates are business days. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 p.m., New York City time, on that day.

FINAL VALUATION DATE

The final valuation date will be the third business day prior to January 24, 2003, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the

SPECIFIC TERMS OF GOALs(+)
--------------------------------------------------------------------------------

final valuation date be later than February 4, 2003 or, if February 4, 2003 is not a business day, later than the first business day after February 4, 2003.

MARKET DISRUPTION EVENT

As described above, the closing price of WorldCom Shares on the final valuation date and whether WorldCom Shares have closed below the protection price prior to the final valuation date will determine whether holders receive cash or WorldCom Shares at maturity of GOALs(+). If a market disruption event occurs or is continuing on a day that would otherwise be a final valuation date, then the calculation agent will instead use the closing price on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the market price of WorldCom Shares is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the closing price for WorldCom Shares that would have prevailed in the absence of the market disruption event or such other reason on the last possible final valuation date.

Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in WorldCom Shares in their primary market for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

- a suspension, absence or material limitation of trading in option contracts relating to WorldCom Shares, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

- WorldCom Shares do not trade on the Nasdaq National Market System, or the primary market for WorldCom Shares, as determined by the calculation agent in its sole discretion and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to GOALs(+) that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

- a decision to permanently discontinue trading in the option contracts relating to WorldCom Shares.

For this purpose, an "absence of trading" in the primary securities market on which option contracts related to WorldCom Shares are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in option contracts related to WorldCom Shares, if available, in the primary market for those contracts, by reason of any of:

-  a price change exceeding limits set by that market,

-  an imbalance of orders relating to those contracts, or

SPECIFIC TERMS OF GOALs(+)
--------------------------------------------------------------------------------

-  a disparity in bid and ask quotes relating to those contracts.

will constitute a suspension or material limitation of trading in option contracts related to WorldCom Shares in the primary market for those contracts.

ANTIDILUTION ADJUSTMENTS

As described above, the closing price of WorldCom Shares on the final valuation date and whether WorldCom Shares have closed below the protection price will determine whether holders receive cash or WorldCom Shares at maturity of GOALs(+). The amount payable at maturity will be based on the closing price of WorldCom Shares on the final valuation date and the stock redemption amount. The stock redemption amount will be the same as the initial stock redemption amount unless the calculation agent adjusts the stock redemption amount as described below. The calculation agent will adjust the strike price, the stock redemption amount or the protection price or all of them as described below, if an event described below occurs and the calculation agent determines that such event has a diluting or concentrative effect on the theoretical value of WorldCom Shares. The adjustments described below do not cover all events that could affect the market value of GOALs(+). We describe the risks relating to dilution above under "Risk Factors--You have limited antidilution protection."

Below you will find examples of how certain corporate actions and other events may lead to adjustments to the stock redemption amount. In each case where the stock redemption amount is adjusted, the strike price (initial price) and the protection level will generally also be adjusted. When the strike price is adjusted, the protection price, which is a percentage of the strike price, will also be adjusted proportionately. Typically, the strike price will be adjusted as follows:

     The calculation agent will adjust the strike price by multiplying the prior strike price and a fraction whose numerator is the prior stock redemption amount and whose denominator is the new stock redemption amount.

                                          Prior Stock Redemption Amount
New Strike Price =  Prior Strike Price X
                                          -----------------------------
                                           New Stock Redemption Amount

The adjustments described below do not cover all events that could affect the market value of GOALs(+). We describe the risks relating to dilution above under "Risk Factors--You have limited antidilution protection."

HOW ADJUSTMENTS WILL BE MADE
If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of WorldCom Shares, the calculation agent will calculate a corresponding adjustment to the strike price, the stock redemption amount or the protection price or all of them as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the stock redemption amount for GOALs(+) will be adjusted to double the prior stock redemption amount, and, as a result, the strike price and the protection price will be reduced proportionately. The calculation agent will also determine the effective date of that adjustment, and the replacement of the underlying WorldCom Shares, if applicable, in the event of consolidation or merger. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the strike price, redemption amount or the protection price or all of them.

If more than one event requiring adjustment occurs, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the strike price, the stock redemption amount or the protection price or all of them for the first event, the calculation agent will adjust the strike price, the stock redemption amount or

SPECIFIC TERMS OF GOALs(+)
--------------------------------------------------------------------------------

the protection price or all of them for the second event, applying the required adjustment to the strike price, stock redemption amount or protection price as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the strike price, stock redemption amount or protection price unless the adjustment would result in a change to any of the strike price, the stock redemption amount or protection price of at least 0.1%. The strike price, stock redemption amount or protection price resulting from any adjustment will be rounded up or down, as appropriate, to, in the case of the strike price or the protection price, the nearest cent, and, in the case of the stock redemption amount, the nearest thousandth, with one-half cent and five hundred-thousandths, respectively, being rounded upward.

If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to GOALs(+) that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon your written request.

The following events are those that may require an antidilution adjustment:

- a subdivision, consolidation or reclassification of WorldCom Shares or a free distribution or dividend of WorldCom Shares to existing holders of WorldCom Shares by way of bonus, capitalization or similar issue

- a distribution or dividend to existing holders of WorldCom Shares of:

     - WorldCom Shares,

     - other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of WorldCom, Inc. equally or proportionately with such payments to holders of WorldCom Shares, or

     - any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent.

- the declaration by WorldCom, Inc. of an extraordinary or special dividend or other distribution whether in cash or WorldCom Shares or other assets

- a repurchase by WorldCom, Inc. of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise

- any other similar event that may have a diluting or concentrative effect on the theoretical value of WorldCom Shares

- a consolidation of WorldCom, Inc. with another company or merger of WorldCom, Inc. with another company

SPECIFIC TERMS OF GOALs(+)
--------------------------------------------------------------------------------

STOCK SPLITS
A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

If WorldCom Shares are subject to a stock split, then the calculation agent will adjust the stock redemption amount to equal the sum of the prior stock redemption amount--i.e., the stock redemption amount before that adjustment--plus the product of (1) the number of new shares issued in the stock split with respect to one WorldCom Share and (2) the prior stock redemption amount. The strike price and the protection price will also be adjusted as discussed above.

REVERSE STOCK SPLITS
A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

If WorldCom Shares are subject to a reverse stock split, then the calculation agent will adjust the stock redemption amount to equal the product of the prior stock redemption amount and the quotient of (1) the number of WorldCom Shares outstanding immediately after the reverse stock split becomes effective and (2) the number of WorldCom Shares outstanding immediately before the reverse stock split becomes effective. The strike price and the protection price will also be adjusted as discussed above.

STOCK DIVIDENDS
In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If WorldCom Shares are subject to a stock dividend payable in WorldCom Shares, then the calculation agent will adjust the stock redemption amount to equal the sum of the prior stock redemption amount plus the product of (1) the number of shares issued in the stock dividend with respect to one WorldCom Share and (2) the prior stock redemption amount. The strike price and the protection price will also be adjusted as discussed above.

OTHER DIVIDENDS AND DISTRIBUTIONS
The stock redemption amount will not be adjusted to reflect dividends or other distributions paid with respect to WorldCom Shares, other than:

- stock dividends described above,

- issuances of transferable rights and warrants as described in "--Transferable Rights and Warrants" below,

- distributions that are spin-off events described in "--Reorganization Events" below, and

- extraordinary dividends described below.

A dividend or other distribution with respect to WorldCom Shares will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for WorldCom Shares by an amount equal to at least 10% of the closing price of WorldCom Shares on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which WorldCom Shares trade without the right to receive that dividend or distribution.

If an extraordinary dividend occurs, the calculation agent will adjust the stock redemption amount to equal the product of (1) the prior stock redemption amount and (2) a fraction, the numerator of which

SPECIFIC TERMS OF GOALs(+)
--------------------------------------------------------------------------------

is the closing price of WorldCom Shares on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The strike price and the protection price will also be adjusted as discussed above.

The extraordinary dividend amount with respect to an extraordinary dividend for WorldCom Shares equals:

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per WorldCom Share minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for WorldCom Shares, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on WorldCom Shares that is a dividend payable in WorldCom Shares, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the stock redemption amount only as described in "--Stock Dividends" above, "--Transferable Rights and Warrants" below or "--Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS
If WorldCom, Inc. issues transferable rights or warrants to all holders of WorldCom Shares to subscribe for or purchase WorldCom Shares at an exercise price per share that is less than the closing price of WorldCom Shares on the business day before the ex-dividend date for the issuance, then the stock redemption amount will be adjusted by multiplying the prior stock redemption amount by the following fraction:

- the numerator will be the number of WorldCom Shares outstanding at the close of business on the day before that ex-dividend date plus the number of additional WorldCom Shares offered for subscription or purchase under those transferable rights or warrants, and

- the denominator will be the number of shares of WorldCom Shares outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional WorldCom Shares offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

The strike price and the protection price will also be adjusted as discussed above.

REORGANIZATION EVENTS
Each of the following is a reorganization event:

- WorldCom Shares are reclassified or changed

- WorldCom, Inc. has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding WorldCom Shares are exchanged for or converted into other property

- a statutory share exchange involving outstanding WorldCom Shares and the securities of another entity occurs, other than as part of an event described above

- WorldCom, Inc. sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity

- WorldCom, Inc. effects a spin-off--that is, issues to all holders of WorldCom Shares equity securities of another issuer, other than as part of an event described above

SPECIFIC TERMS OF GOALs(+)
--------------------------------------------------------------------------------

- WorldCom, Inc. is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding WorldCom Shares

ADJUSTMENTS FOR REORGANIZATION EVENTS
If a reorganization event occurs, then the calculation agent will adjust the strike price, the stock redemption amount and the protection price by adjusting the amount and type of property or properties--whether cash, securities, other property or a combination--that a prior holder of an amount of WorldCom Shares equal to the stock redemption amount would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of WorldCom Shares may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the stock redemption amount to consist of the distribution property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new stock redemption amount. The calculation agent will do so to the same extent that it would make adjustments if WorldCom Shares were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the stock redemption amount, the required adjustment will be made with respect to that component, as if it alone were the stock redemption amount.

For example, if WorldCom, Inc. merges into another company and each WorldCom Share is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the stock redemption amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the new stock redemption amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled "--Antidilution Adjustments," as if the common shares were WorldCom Shares. In that event, the cash component will not be adjusted but will continue to be a component of the stock redemption amount (with no interest adjustment). Consequently, the final GOALs(+) value will include the final value of the two shares of the surviving company and the cash.

In this prospectus supplement, references to the calculation agent adjusting the stock redemption amount in respect of a dilution event mean that the calculation agent will adjust the stock redemption amount in the manner described in this subsection if the dilution event is a reorganization event. If a reorganization event occurs, the distribution property distributed in the event will be substituted for WorldCom Shares as described above. Consequently, in this prospectus supplement, references to WorldCom Shares mean any distribution property that is distributed in a reorganization event and comprises the adjusted stock redemption amount. Similarly, references to WorldCom, Inc. mean any successor entity in a reorganization event.

SPECIFIC TERMS OF GOALs(+)
--------------------------------------------------------------------------------

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of GOALs(+) is accelerated, we will pay the default amount in respect of the principal of GOALs(+) at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which GOALs(+) are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of GOALs(+) as the outstanding principal amount of that note. Although the terms of GOALs(+) may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including GOALs(+). This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Notes We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for GOALs(+) on any day will be an amount, in U.S. Dollars for the principal of GOALs(+), equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to GOALs(+) as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to GOALs(+). That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of GOALs(+) in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for GOALs(+), which we describe below, the holders of GOALs(+) and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

SPECIFIC TERMS OF GOALs(+)
--------------------------------------------------------------------------------

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of GOALs(+).

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of GOALs(+) at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when GOALs(+) are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of WorldCom Shares or distribution property ourselves or cause our agent to do so on our behalf.

BUSINESS DAY

When we refer to a business day with respect to GOALs(+), we mean a day that is a business day of the kind described in the attached prospectus but that is not a day on which the principal securities market for WorldCom Shares is authorized by law or executive order to close.

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on GOALs(+) that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Determination Date" above. The same will apply to any delivery of WorldCom Shares that would otherwise be due on a day that is not a business day. For GOALs(+), however, the term business day has a different meaning than it does for other Series A medium-term notes. We discuss this term under "--Special Calculation Provisions" below.

ROLE OF CALCULATION AGENT

The calculation agent will make all determinations regarding the value of GOALs(+) at maturity, the closing price of WorldCom Shares, whether WorldCom Shares have closed below the protection price, antidilution adjustments, market disruption events, business days, the default amount and the amount payable in respect of your GOALs(+). Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of GOALs(+). We may change the calculation agent after the original issue date without notice.

SPECIFIC TERMS OF GOALs(+)
--------------------------------------------------------------------------------

SPECIAL CALCULATION PROVISIONS

The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

- on the principal national securities exchange on which that security is listed for trading on that day,

- if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

- if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

BOOKING BRANCH

GOALs(+) will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of GOALs(+) for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under GOALs(+) as described below.

In anticipation of the sale of GOALs(+), we or our affiliates have entered into hedging transactions involving purchases of WorldCom Shares or listed or over-the-counter options on WorldCom Shares. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

- acquire or dispose of WorldCom Shares or other securities of WorldCom, Inc.,

- take or dispose of positions in listed or over-the-counter options or other instruments based on WorldCom Shares,

- take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the Nasdaq National Market System or other components of the U.S. equity market, or

- any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to GOALs(+) from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of WorldCom Shares, listed or over-the-counter options on WorldCom Shares or listed or over-the-counter options or other instruments based on indices designed to track the performance of the Nasdaq National Market System or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of GOALs(+) from time to time. See "Risk Factors" above for a discussion of these adverse effects.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF NOVEMBER 30, 2001                                         CHF         USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  175,200   105,778
                                                              -------   -------
  Total Debt................................................  175,200   105,778
Minority Interest(2)........................................    4,067     2,455
Shareholders' Equity........................................   44,264    26,725
                                                              -------   -------
Total capitalization........................................  223,530   134,958
                                                              =======   =======

---------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.603755.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

The following is a general description of certain United States and Swiss tax considerations relating to GOALs(+). It does not purport to be a complete analysis of all tax considerations relating to GOALs(+). Prospective purchasers of GOALs(+) should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of GOALs(+) and receiving payments of interest, principal and/or other amounts under GOALs(+). This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell, it would be reasonable to treat your GOALs(+) as either (i) an investment unit consisting of a non-contingent debt instrument issued by us to you (the "Debt Portion") and a put option on WorldCom Shares written by you and purchased by us (the "Put Option") or (ii) a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. The discussion below discusses the United States federal income tax consequences that would be applicable to you under either characterization. The terms of your GOALs(+), however, require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat your GOALs(+) for all tax purposes as an investment unit consisting of the Debt Portion and Put Option. In purchasing your GOALs(+), you agree to these terms.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR GOALS(+) SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A GOALS(+) ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR GOALS(+) DESCRIBED ABOVE AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR GOALS(+).

Treatment as an Investment Unit. If your GOALs(+) is properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of your GOALs(+) would be treated as having been issued for the principal amount of the GOALs(+) and that interest payments on the GOALs(+) would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. Amounts treated as payment for the Put Option would be deferred and would either be included in income by you upon the maturity or sale of your GOALs(+) or would reduce the basis of any WorldCom Share you receive upon the maturity of your GOALs(+). The terms of your GOALs(+) require you and us to treat the Debt Portion as paying annual interest of 2% and the Put Option as paying annual payments of 10%.

A cash payment of the principal amount of your GOALs(+) upon the maturity of your GOALs(+) would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss if you are an initial purchaser of your GOALs(+) and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph.

A payment of WorldCom Shares upon the maturity of your GOALs(+) would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss if you are an initial purchaser of your GOALs(+) and (ii) the exercise by us of the Put Option and your purchase of WorldCom Shares for an amount equal to the principal amount of your GOALs(+). Your United States federal income tax basis in WorldCom Shares you receive would equal the principal amount of your GOALs(+) less the amount of payments you received for the Put Option and deferred as described in the second preceding paragraph. Your holding period in WorldCom Shares you receive would begin on the day after you beneficially receive such common stock. If you receive cash in lieu of a fractional WorldCom Share, you would recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis (determined in the manner described above) in the fractional share.

Upon an early redemption or sale of your GOALs(+), you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the redemption or sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your GOALs(+) if you are an initial purchaser of your GOALs(+)). Except to the extent attributable to accrued but unpaid interest (or, as discussed below with respect to secondary purchasers, accrued market discount) with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period in your GOALs(+) is greater than one year. The amount that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described in the preceding paragraph) would be treated as short-term capital gain to the extent in excess of your basis in the Put Option (which will be zero in the case of initial purchasers). If the value of the Debt Portion on the date of the sale or early redemption of your GOALs(+) is in excess of the amount you receive upon such sale or early redemption, you would likely be treated as having made a payment (to us in the case of an early redemption or to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of GOALs(+), you would be required to allocate your purchase price for your GOALs(+) between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your GOALs(+), you would likely be treated for tax purposes as having paid nothing for the Put Option (i.e., your purchase price for the Put Option would be zero) and as having received a payment for obligating yourself under the Put Option (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess. If the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of your GOALs(+), you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under "U.S. Tax Considerations--Original Issue Discount--Market Discount" and "U.S. Tax Considerations--Notes Purchased at a Premium" with respect to the Debt Portion. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the GOALs(+) that are attributable to the Put Option), thereby reducing the amount of gain or

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any WorldCom Shares you receive upon the exercise of the Put Option.

     Example of Tax Treatment as an Investment Unit. The following example is for illustrative purposes only. Assume that you purchased a GOALs(+) on the initial issuance with an underlying stock issued by a hypothetical XYZ Company at par for $1,000 and will receive an 11% annual coupon. Assume further that the $110 annual coupon consists of an interest payment on the Debt Portion of 4%, or $40, and a payment with respect to the Put Option of 7%, or $70. Under the treatment agreed to, you would include the interest portion of $40 in ordinary income in the year it is received or accrued, depending on your accounting method for tax purposes. Initially, the portion of the coupon attributable to the Put Option ($70) would not be subject to tax.

     For a 12 month GOALs(+) that is not sold prior to maturity, the coupon payments would total $110, $40 of which would be taxed as ordinary interest income in the year it is received or accrued and $70 of which would not be subject to tax until maturity. If the share price of XYZ Company is equal to or higher than the initial stock price of $100 at maturity, you would receive $1,000 cash and recognize a short-term capital gain of $70 (that is, the amount of the payments previously received by you with respect to the Put Option). If the share price of XYZ Company at maturity is below the $100 initial stock price and the share price of XYZ Company closed below $70 on two consecutive trading days on the Nasdaq National Market System prior to the final valuation date, you would receive 10 shares of XYZ Company stock for your GOALs(+) (that is, $1,000 principal amount/$100 per share initial price = 10 shares). Your basis in the shares received would be $930, which is the initial purchase price of your GOALs(+) ($1,000) less the payments previously made to you with respect to the Put Option ($70).

     The above example can be summarized as follows:

    INITIAL INVESTMENT
    Dollars invested in GOALs(+)................................    $1,000
    Annual coupon...............................................        11%
      Fixed income component of coupon..........................         4%
      Option premium component of coupon........................         7%
    Initial stock price of XYZ company..........................      $100
    Protection price............................................       $70
    Number of shares received if stock price closed below $70 on two consecutive trading days on the Nasdaq National Market
      System prior to the final valuation date and closed below
      the initial price on the final valuation date ($1,000 par
      amount/initial stock price of $100 = 10 shares of XYZ
      common stock).............................................        10

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

                                                                   EVERY        TOTAL FOR
                                                                  6 MONTHS      366 DAYS
                                                                  --------    -------------
    COUPON PAYMENT
    Fixed income component of coupon (taxed in year received or
      accrued)..................................................       $20              $40
    Option premium component of coupon (tax impact deferred
      until maturity)...........................................       $35              $70
                                                                  --------    -------------
      Total coupon..............................................       $55             $110

    THERE ARE TWO POTENTIAL OUTCOMES AT MATURITY
    1) If XYZ common stock is at or above $100 at maturity or
       never trades below the protection price prior to the
       final valuation date, then the:
         Investor receives repayment of principal...............                     $1,000
         Investor recognizes short term capital gains tax on the
           option component of coupon...........................                        $70
    2) If XYZ common stock is below $100 at maturity and XYZ
      common stock closed below the protection price on two
      consecutive trading days on the Nasdaq National Market
      System prior to the final valuation date, then the:
         Investor receives 10 shares of XYZ common stock, the
           market value of which depends on the stock price of
           XYZ company.
         The cost basis of the stock is:
         Initial Investment.....................................                     $1,000
         Less: option premium component of coupon...............                       -$70
                                                                              -------------
    Net cost basis..............................................                       $930

Alternative Characterization. If your GOALs(+) are properly treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your GOALs(+) and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the GOALs(+) and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your GOALs(+) in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your GOALs(+).

If your GOALs(+) are treated as a contingent debt instrument, you would recognize gain or loss upon the sale, early redemption or maturity of your GOALs(+) in an amount equal to the difference, if any, between the cash or the fair market value of any WorldCom Shares received at such time and your adjusted United States federal income tax basis in your GOALs(+). In general, your adjusted United States federal income tax basis in your GOALs(+) would equal the amount you paid for your GOALs(+), increased by the amount of interest you previously accrued with respect to your GOALs(+) (in accordance with the comparable yield and the projected payment schedule) and decreased by the amount of interest payments you received with respect to your GOALs(+). Any gain recognized by you upon the sale, early redemption or maturity of your GOALs(+) would be ordinary interest income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your GOALs(+), and thereafter, capital loss. Your holding period in any WorldCom Shares received upon the maturity of your GOALs(+) would begin on the day after your receipt of WorldCom Shares.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

If your GOALs(+) are treated as a contingent debt instrument and you purchase your GOALs(+) in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your GOALs(+), such excess or discount would not be subject to the generally applicable market discount and amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your GOALs(+) in the secondary market at a price other than the adjusted issue price of your GOALs(+), you should consult your tax advisor as to the possible application of such rules to you.

Wash Sale Rules. If you purchase your GOALs(+) at original issue and you sell WorldCom Shares prior or subsequent to such purchase, your purchase of a GOALs(+) will not cause you to be subject to any restriction or limitation with respect to the recognition of loss, if any, for federal income tax purposes upon your sale of WorldCom Shares. If you are a secondary purchaser of a GOALs(+) or if you have shorted WorldCom Shares, you should consult your tax advisor regarding the possible application of the wash sale rules to your sale of WorldCom Shares prior or subsequent to your purchase of a GOALs(+).

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your GOALs(+) but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your GOALs(+) unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest on and repayment of principal of GOALs(+) by us are not subject to Swiss withholding tax (Swiss Anticipatory
Tax), and payments to holders of GOALs(+) who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of GOALs(+) who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a GOALs(+).

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of GOALs(+). However, GOALs(+) sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
For residents of Switzerland, for tax purposes, that portion of the annual interest payment representing interest shall be treated as income and that portion of the annual interest payment representing an option premium shall be treated as a capital gain.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Warburg LLC, UBS PaineWebber Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefits plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of GOALs(+) by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of GOALs(+) by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any GOALs(+) on behalf of a Plan should consult with counsel, and represent that such an exemption is available to the Plan, regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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Supplemental Plan of Distribution

UBS AG has agreed to sell to UBS Warburg LLC and UBS PaineWebber Inc., and UBS Warburg LLC and UBS PaineWebber Inc. have agreed to purchase from UBS AG, the aggregate principal amount of GOALs(+) specified on the front cover of this prospectus supplement. UBS Warburg LLC and UBS PaineWebber Inc. intend to resell the offered GOALs(+) at the original issue price applicable to the offered GOALs(+) to be resold. UBS Warburg LLC and UBS PaineWebber Inc. may resell GOALs(+) to securities dealers at a discount of up to 1.25% from the original issue price applicable to offered GOALs(+). In the future, we or one or more of our affiliates may repurchase and resell the offered GOALs(+) in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS AG may use this prospectus supplement and accompanying prospectus in the initial sale of any GOALs(+). In addition, UBS AG, UBS Warburg LLC, UBS PaineWebber Inc. or any other affiliate of UBS AG may use this prospectus supplement and accompanying prospectus in a market-making transaction for any GOALs(+) after its initial sale. Unless UBS AG or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-7
Historical Performance of WorldCom
  Shares..............................  S-12
Return Profile at Maturity: Comparison
  of Total Return of GOALs(+) at
  Maturity Against Owning WorldCom
  Shares..............................  S-14
Valuation of GOALs(+).................  S-18
Specific Terms of GOALs(+)............  S-19
Use of Proceeds and Hedging...........  S-30
Capitalization of UBS.................  S-31
Supplemental Tax Considerations.......  S-32
ERISA Considerations..................  S-37
Supplemental Plan of Distribution.....  S-38
PROSPECTUS
Prospectus Summary....................     3
Cautionary Note Regarding Forward-
  Looking Information.................     7
Where You Can Find More Information...     8
Incorporation of Information About
  UBS.................................     8
Presentation of Financial
  Information.........................     9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................    10
Capitalization of UBS.................    10
UBS...................................    11
Use of Proceeds.......................    13
Description of Notes We May Offer.....    14
Considerations Relating to Indexed
  Notes...............................    51
Considerations Relating to Notes
  Denominated or Payable In or Linked
  to a Non-U.S. Dollar Currency.......    54
U.S. Tax Considerations...............    57
Tax Considerations Under The Laws of
  Switzerland.........................    68
ERISA Considerations..................    69
Plan of Distribution..................    70
Validity of the Notes.................    72
Experts...............................    72

[UBS AG LOGO]

GOALs(+) SM

         EQUITY LINKED NOTES

         UBS AG $19,500,000
         12% GOALS(+)
         LINKED TO THE COMMON STOCK OF
         WORLDCOM, INC.
         DUE JANUARY 24, 2003

         PROSPECTUS SUPPLEMENT

         JANUARY 17, 2002
         (TO PROSPECTUS DATED MAY 17, 2001)

         UBS WARBURG
         UBS PAINEWEBBER INC.